July, 2003

CODE OF ETHICS FOR PRINCIPAL EXECUTIVES AND
BOARD OF DIRECTORS OF PROSPERO FUNDS

I. Covered Officers Defined, Purpose of the Code of Ethics

Prospero Funds Code of Ethics (this Code) for the investment companies within the complex (collectively, Funds and each, Company) applies to the Companys Principal Executive Officers and its Board of Directors (the Covered Officers each of whom are set forth in Exhibit A) for the purpose of promoting:

*	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

*	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (SEC) and in other public communications made by the Company;

*	compliance with applicable laws and governmental rules and
regulations;

*	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

*	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Must Handle Both Actual and Apparent Conflicts of Interest Ethically

Overview. A conflict of interest occurs when a Covered Officers private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (Investment Company Act) and the Investment Advisers Act of 1940 (Investment Advisers Act). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as affiliated persons of the Company. The Companys and the investment advisers compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts can arise from the contractual relationship between the Company and the investment adviser (Prospero Capital Management) of which some of the Covered Officers are also officers or employees. As a result, this Code recognizes that these Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company.
Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds Board of Directors (Board) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

*	not use his/her personal influence or personal relationships to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

*	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

*	not use material non-public knowledge of portfolio
transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

*	report affiliations or other relationships related to
conflicts of interest annually.

There are some material conflict of interest situations that should always be discussed with the President. Examples include:

*	serving as a Director on the Board of any public company;

*	the receipt of any gifts in excess of $150;

*	the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

*	any ownership interest in, or any consulting or employment
relationship with, any of the Companys service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

*	a direct or indirect financial interest in commissions,
transaction charges, or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officers employment, such as compensation or equity ownership.

III. Disclosure and Compliance

Each Covered Officer should:

*	be familiar with the disclosure requirements generally
applicable to the Company;

*	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Companys directors and auditors, and to governmental regulators and self-regulatory organizations;

*	to the extent appropriate within his/her area of
responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

*	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

*	upon adoption of the Code (or thereafter, upon becoming a
Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;

*	annually thereafter affirm to the Board that he/she has
complied with the requirements of the Code;

*	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

*	notify the President promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The President is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.
However, any approvals or waivers must be sought by the Board. The Funds will follow these procedures in investigating and enforcing this
Code:

*	the President will take all appropriate action to investigate any reported potential violations;

*	if, after such investigation, the President believes that no violation has occurred, the President is not required to take any further action;

*	any matter that the President believes is a violation will be reported to the Committee;

*	if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

*	the Board will be responsible for granting waivers, as
appropriate; and

*	any changes to or waivers of this Code will, to the extent
required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

This Code shall be the sole Code of Ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds and their investment advisers codes of ethics under Rule 17j-1 under the Investment Company Act and the advisers more detailed policies and procedures set forth in Prospero Capital Managements Code of Ethics are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

VIII. Internal Use

The Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Date: 7/22/03

Exhibit A
Persons Covered by this Code of Ethics:

      Benjamin J. Bornstein: President, Prospero Capital Management; Member, Board of Directors

      Edward Shepherd: Member, Board of Directors

      Andrew Kosove: Member, Board of Directors

      Brian Kinney: Officer

      Christine Verzar: Officer